UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2005

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	0-50285	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Contract

On March 28, 2005, First Advantage Corporation (the “Company”) amended for a second time its loan agreement with Bank of America, N.A. Under the terms of the original loan agreement, executed by the Company in July 2003, the outstanding principal balance under the related note to the loan agreement could not exceed the lesser of $15 million or 80% of eligible accounts receivable. The first amendment of the loan agreement increased the note to the lesser of $20 million or 80% of eligible accounts receivable and the interest rate of the note changed to the 30-day LIBOR rate plus an applicable margin ranging from 1.25% to 1.49% per annum.

Under the terms of the second amendment, the outstanding principal under the amended note increased to the lesser of $45 million or 80% of eligible accounts receivable. The interest rate remained unchanged from the prior amendment. The maturity date is July 31, 2006.

As part of the second amendment to the loan agreement, the Company is required to adhere to certain financial covenants. Through the maturity date, the “Funded Debt to EBITDA” ratio cannot exceed 3.0 to 1. Funded Debt is defined as all outstanding liabilities for borrowed money and other interest bearing liabilities less the non-current portion of subordinated liabilities. EBITDA, as defined in the second amendment to the loan agreement, means net income less income or plus losses from discontinued operations and extraordinary items, plus all of the following: income taxes, interest expense, depreciation, amortization, depletion and other non-cash charges.

Additional terms under the second amendment to the loan agreement include the Company’s obligation to apply 100% of the proceeds it may receive from an investment in the stock of the Company, either through a public offering or a private placement of equity, towards repayment of the amended note, until such time as the maximum outstanding principal balance of the amended note does not exceed $20 million.

Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

By:	/s/ John Lamson
Name:	John Lamson
Title:	Executive Vice President and Chief Financial Officer

Dated: March 30, 2005